As filed with the Securities and Exchange Commission on March 21, 1997
                                Registration No. 333-




                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                            -------------------------
                                     FORM S-8

                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                            -------------------------

                          BONE CARE INTERNATIONAL, INC.
              (Exact Name of Registrant as Specified in Its Charter)

                                    Wisconsin
                         (State or Other Jurisdiction of
                          Incorporation or Organization)

                                    39-1527471
                       (I.R.S. Employee Identification No.)

                            313 West Beltline Highway
                             Madison, Wisconsin 53713
                     (Address of Principal Executive Offices)

               BONECARE INTERNATIONAL, INC. 1996 STOCK OPTION PLAN
            INCENTIVE STOCK OPTION PLAN BONE CARE INTERNATIONAL, INC.
                             (Full Title of the Plan)

                       Charles W. Bishop, Ph.D., President
                          Bone Care International, Inc.
                            313 West Beltline Highway
                            Madison, Wisconsin  53713
(Name and Address             of Agent for Service)

                                  (608) 274-7533
          (Telephone Number, Including Area Code, of Agent for Service)

                                     Copy to:

                                   Jim L. Kaput
                                 Sidley & Austin
                             One First National Plaza
                             Chicago, Illinois 60603
                                  (312) 853-7000

                         CALCULATION OF REGISTRATION FEE

Title Of       Amount        Proposed      Proposed         Amount  Of
Securities     To Be         Maximum       Maximum          Registration
To Be          Registere     Offering      Aggregate        Fee
Registered                   Price Per     Offering
                             Share      Price

Common Stock,  555,677       $12.00(2)     $4,957,574.94(2) $1,502.30
no par value   shares(1)

(1) Also registered hereby are such additional and indeterminate number of shares as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, based upon the exercise price for shares subject to outstanding options and the average of the high and low sale prices of Common Stock of the Registrant on the Nasdaq SmallCap Market on March 21, 1997 for all other shares.

                                     PART II
                           INFORMATION REQUIRED IN THE
                              REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

        The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) The Annual Report on Form 10-K of Bone Care International, Inc. (the "Company") for the fiscal year ended June 30, 1996.

        (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 1996.

        (c) The description of the Company's common stock, no par value (the "Common Stock"), which is contained in Amendment No. 3 to the Company's Registration Statement on Form 10, filed under the Exchange Act, under the caption "Description of Bone Care Capital Stock" including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

        Not applicable.


Item 5.  Interests of Named Experts and Counsel.

        Not Applicable.


Item 6.  Indemnification of Directors and Officers.

        Under the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his duties to
the Company and such breach or failure constituted:   (i) a willful failure to
deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws.

        The Wisconsin Business Corporation Law (the "WBCL") contains provisions for mandatory indemnification of directors and officers against certain liabilities and expenses that are similar to those contained in the Company's By-Laws. Under Section 180.0828 of the WBCL, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in clauses (i) through
(iv) in the preceding paragraph. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.


Item 7.  Exemption from Registration Claimed.

        Not applicable.


Item 8.  Exhibits.

        The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.


Item 9.  Undertakings.

        (a)  The registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                    SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 21st day of March, 1997.

                            BONE CARE INTERNATIONAL, INC.


                            By: /s/Charles W. Bishop
                                 Charles W. Bishop, Ph.D.
                                 President

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale W. Gutman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 21, 1997.

Name                                   Title
/s/Charles W. Bishop
Charles W. Bishop, Ph.D.              President and
                                 Director (Principal
                                 Executive Officer)
/s/Dale W. Gutman
Dale W. Gutman                        Vice President of
                                 Finance (Principal
                                 Financial and
                                 Accounting Officer)
/s/Richard B. Mazess
Richard B. Mazess, Ph.D.              Chairman and Director

/s/Martin Barkin
Martin Barkin, M.D.                   Director

/s/John Kapoor
John Kapoor, Ph.D.                    Director

/s/Robert A. Beckman
Robert A. Beckman                Director


             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number  Document Description

4.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Company's Registration Statement on Form 10 (Registration Number 0-27854)
        (the "Form 10") filed under the Securities Exchange Act of 1934, as amended)

4.2 By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1996)

4.3 Shareholder Rights Agreement between the Company and Norwest Bank, Minnesota, N.A. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Form 10)

4.4 Bone Care International, Inc. 1996 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company's
        Quarterly Report on Form 10-Q for the period ended December 31,
        1996)

4.5          Incentive Stock Option Plan of Bone Care International, Inc.
             (incorporated by reference to Exhibit 10.4 to Amendment No. 3 to the Form 10)

5.1          Opinion of Carl E. Gulbrandsen*

23.1         Consent of KPMG Peat Marwick LLP*

23.2 The consent of Carl E. Gulbrandsen is contained in his opinion filed as Exhibit 5.1 to this Registration Statement*

24.1 Powers of Attorney for certain officers and directors (contained on the signature page of this Registration Statement)*

*  Filed herewith.